United States securities and exchange commission logo





                 September 1, 2020

       Tijin Song
       Chief Executive Officer
       China VTV Limited
       New Times Centre
       393 Jaffe Road, Suite 17A
       Wan Chai, Hong Kong

                                                        Re: China VTV Limited
                                                            Registration
Statement on Form S-1
                                                            Filed August 31,
2020
                                                            File No. 333-248495

       Dear Mr. Song:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Larry Spirgel,
       Office Chief, at (202) 551-3815 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology